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LOAN FACILITY AGREEMENT

DATED AS OF DECEMBER 20, 2007

by and between

HINES REIT 2007 FACILITY HOLDINGS LLC

and

METROPOLITAN LIFE INSURANCE COMPANY

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TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS 1

1.1	Certain Defined Terms	1
1.2	Other Definitional Provisions	7

SECTION 2 OPPORTUNITIES 8

2.1	Presenting Eligible Projects	8
2.2	Lender’s Response	8
2.3	Approved Project	8
2.4	Conditions to Loans	9

SECTION 3 AMOUNTS AND TERMS OF LOANS 10

3.1	Loans	10
3.2	Termination of Funding Obligations	11
3.3	Right of Substitution	11
3.4	Partial Release.	12
3.5	Obligations	13

SECTION 4 COVENANTS 14

4.1	Financial Covenants	14
4.2	Indebtedness	15
4.3	Subsidiaries	15
4.4	Financial Statements and Other Reports	15
4.5	Existence; Qualification	16
4.6	Omitted.	16
4.7	Inspection; Lender Meeting	16
4.8	Further Assurances	16
4.9	Restriction on Fundamental Changes	17
4.10	Use of Lender’s Name	18
4.11	No Subsidiaries	19

SECTION 5 REPRESENTATIONS AND WARRANTIES 19

5.1	Organization, Powers, Capitalization, Good Standing, Binding Obligations, etc.	19
5.2	Solvency	19
5.3	Brokers	20
5.4	Other Project Financings	20

SECTION 6 DEFAULT, RIGHTS AND REMEDIES 20

6.1	Facility Event of Default	20
6.2	Acceleration and Remedies	21
6.3	Remedies Cumulative; Waivers; Reasonable Charges22

SECTION 7 ASSIGNMENT AND PARTICIPATION 23

SECTION 8 MISCELLANEOUS 23

8.1	Miscellaneous	23
8.2	Indemnity	24
8.3	Amendments and Waivers	25
8.4	Notices	25
8.5	Applicable Law	25
8.6	Successors and Assigns	26
8.7	Consent to Jurisdiction and Service of Process	26
8.8	Waiver of Jury Trial	26
8.9	Publicity	27
8.10	Brokerage Claims	27
8.11	No Fiduciary Relationship; Limited Liability	27
8.12	Expenses	27
8.13	Construction	28
8.14	Failure or Indulgence Not Waiver.	28
8.15	Other	28
8.16	Non-Recourse.	28
LOAN FACILITY AGREEMENT

This LOAN FACILITY AGREEMENT is dated as of December 20, 2007 (the “Effective Date”), and entered into by and between HINES REIT 2007 FACILITY HOLDINGS LLC, a Delaware limited liability company (“Company”), with its principal place of business at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056, and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Lender”), with an address at 10 Park Avenue, Morristown, New Jersey 07962.

R E C I T A L S:

A.           Company, through subsidiaries, acquires, holds, operates and leases commercial properties.

B.           Company has requested Lender make available to Company and its Project Borrowers (as defined below) a credit facility in the maximum amount of $750,000,000 (the “Total Facility Amount”) to help fund the acquisition and/or financing of certain properties, and Lender has agreed to make such credit facility available, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and the Recitals set forth above, which are incorporated herein by this reference thereto, Company and Lender agree as set forth below.

SECTION 1

DEFINITIONS

1.1  Certain Defined Terms»

.  The capitalized terms defined below are used in this Agreement as so defined.  Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.  Any agreements, covenants or conditions set forth in the definitions below are an integral part of this Agreement and shall have the same force and effect as though fully set forth in the Sections where such term is used.

“Affiliate” means any Person (A) directly or indirectly controlling, controlled by, or under common control with, another Person; (B) directly or indirectly owning or holding twenty percent (20%) or more of any equity interest in another Person; or (C) twenty percent (20%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person.

“Agreement” means this Loan Facility Agreement (including all schedules  and exhibits hereto), as the same may from time to time be amended, supplemented or otherwise modified.

“Allocated Loan Amount” means the amount allocable to, as the case may be, a Replaced Property or a Release Property, which amount shall be determined by Lender in Lender’s sole but reasonable discretion based upon the value of each of the Projects subject to a Loan at the time of any such proposed substitution pursuant to Section 3.3 hereof or partial release pursuant to Section 3.4 hereof (and for the avoidance of doubt, the Allocated Loan Amount is and shall be irrespective of the Loan Amount for, as the case may be, the Replaced Property or Release Property).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any applicable bankruptcy, insolvency or other similar state or federal law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of New York are authorized to be closed.

“Collateral” means all collateral pledged pursuant to the Loan Documents.

“Company Guaranty” means that certain guaranty of even date herewith executed and delivered by the Company pursuant to which the Company guarantees payment and performance under all now and/or hereafter existing Project Loan Documents substantially in the form of Exhibit B, together with each guaranty hereafter executed by Company pursuant to which the Company guarantees payment and performance of Project Loan Documents executed at the time such Project Loan Documents are entered into substantially in the form of Exhibit C hereto.

“Credit Agreement” is defined in Section 4.2.

“Credit Facility Pledge” is defined in Section 4.2.

“Debt Service Coverage Ratio” means the quotient obtained by dividing (1) Net Operating Income for the applicable 12-month period by (2) the aggregate annual debt service on the Loans for such calendar year.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Deposit” is defined in Section 2.3.

“Effective Gross Income” means all gross receipts from the Projects including, but not be limited to, any and all of the following from the operation of the Projects:  (1) all base rents collectable from tenants under leases whose terms have commenced or will commence and who are anticipated to be in occupancy during the applicable 12-month period; (2) all other income to be received during the applicable 12-month period pursuant to contractual agreements with tenants or other entities (including, but not limited to, percentage rent, parking income, storage rent, and antenna rent, if any), and all real estate tax refunds, Condemnation Proceeds and Insurance Proceeds and (3) tenant contributions for operating expenses (including, but not limited to, common area maintenance charges, real estate taxes, etc.) based upon the projection of operating expenses described below for the applicable 12-month period.

“Eligible Project” means a core office or other commercial building located in the United States, Canada, Mexico or such other countries as Lender may approve.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder from time to time.

“Event of Default” is defined in Section 6 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date in question.

“Governmental Authority” means the United States of America, any state, any municipality, any county, any city, any foreign governments and any political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

“Hines Affiliate” or “Hines Affiliates” shall mean any partnership, limited liability company, corporation, trust or other entity owned (wholly or partially, directly or indirectly) and controlled (directly or indirectly) by Gerald D. Hines, Jeffery C. Hines, Hines Interests Limited Partnership, a Delaware limited partnership (“HILP”), trusts established for the benefit of the Hines Family (as defined below), or in the event of the death or disability of Jeffery C. Hines and/or Gerald D. Hines, the estate of either of them.  As used herein, the “Hines Family” shall mean Gerald D. Hines and/or Jeffery C. Hines, their respective parents, brothers and sisters, their respective spouses and children and/or grandchildren of any of the foregoing (including children or grandchildren by adoption).

“Hines REIT” means Hines Real Estate Investment Trust, Inc., a publicly traded Maryland real estate investment trust.

“Indemnitees” is defined in Section 8.2.

“KeyBank” is defined in Section 4.2.

“Land” means the real property in a Project including insured easements.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Company, Project Borrowers, the Land or any part thereof, the construction, use, alteration or operation thereof, or any part thereof, or any or all of any other Collateral whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record, or otherwise known to Company or Project Borrowers at any time in force affecting Company, Project Borrowers, the Land or any part thereof, or any or all of the other Collateral including any which may (a) require repairs, modifications or alteration in or to the Land or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” means Metropolitan Life Insurance Company, a New York corporation, in its capacity as lender hereunder, together with its successors and assigns.

“Lender Notice” is defined in Section 2.2.

“Loan” means a loan made by Lender to a Project Borrower pursuant to the terms of this Agreement, the applicable Mortgage Loan Application and the applicable Project Loan Documents in the amount of the Loan Amount and secured by, among other things, the Project owned by the Project Borrower.

“Loan Amount” means, as to any Approved Project, the amount of a Loan as determined by Lender and which amount shall be an amount equal to not more than 55% of the value of the Project, as such value is determined by Lender in Lender’s reasonable discretion.

“Loan Documents” means this Agreement, the Company Guaranty, and all other Project Loan Documents and the other instruments, documents and agreements executed by or on behalf of Company or a Project Borrower and delivered concurrently herewith or at any time hereafter to or for the benefit of Lender, all as amended, supplemented or modified from time to time.

“Loan to Value Ratio” means the ratio of (i) the aggregate amount of the outstanding principal balance of the Loans to (ii) the aggregate value of the Projects, as such value is determined by Lender in Lender’s reasonable discretion.  To determine the value of the applicable property for purposes of computing the Loan to Value Ratio, Company shall submit (1) MAI Appraisals or internal valuations (provided, however, it is agreed that if Lender disagrees with the results of any such internal valuation of a particular Project, Lender can require that Company deliver an MAI Appraisal with respect to such Project) prepared annually by Hines REIT with reasonable updates and changes thereto or (2) solely in connection with determinations of the Loan to Value Ratio under Sections 3.3(iii) and 3.4(iv), if MAI Appraisals are not prepared annually by Hines REIT, new MAI Appraisals, which appraisals shall be in form reasonably satisfactory to Lender.

“Mortgage” means any mortgage, deed of trust or similar instrument constituting one of the Project Loan Documents delivered by a Project Borrower to Lender in connection with the closing of any Loan.

“Mortgage Loan Application” is defined in Section 2.2.

“Net Operating Income” means the amount by which the sum of the projected “Effective Gross Income” for all Projects for the immediately succeeding 12-month period exceeds or is anticipated to exceed the projected “Operating Expenses” for all Projects for such 12-month period.  Net Operating Income shall be computed on any basis of accounting selected by Company provided that Company provides to Lender sufficient detail to permit Lender to convert Net Operating Income to a cash basis of accounting.

“Obligations” means, in the aggregate, all obligations, liabilities and indebtedness of every nature of Company and the Project Borrowers from time to time owed to Lender under the Loan Documents, including the aggregate principal amount of all Loans, each and all Project Debt, debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against Company or any of its Subsidiaries or any Project Borrower.  The term “Obligation” shall also include any judgment against Company, Project Borrower or the Project with respect to such Obligations.

“Operating Expenses” means the sum of, for all Projects, normal and customary operating expenses and shall be based upon the last full calendar year’s actual operating expenses (adjusted for occupancy or inflation, where appropriate, and taking into account any known component of operating expenses), and shall include, but not be limited to, any and all of the following expenses relating to the Projects: real estate taxes, insurance premiums, actual management fees of up to three percent (3%) of gross income, common area operating and maintenance expenses (including snow removal, cleaning and repairs), and rental payments under any ground lease, but excluding the aggregate amount of principal and/or interest paid under any mortgages, capital expenditures, tenant improvements and leasing commissions and non-cash items such as depreciation.

“Operating Partnership” is defined in Section 4.2.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Permitted Encumbrances” shall mean, as to each Project, the “Permitted Exceptions” as defined in the Mortgage with respect to such Project.

“Permitted Transfers” is defined in Section 4.9.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Prepayment Fee” means, with respect to each Loan, the greater of (a) (x) the present value of all remaining payments of principal and interest including the outstanding principal due on the maturity date discounted monthly at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 25 basis points, compounded  semi-annually, less (y) the amount of the principal  then outstanding (to be adjusted  in  the event of a partial prepayment), or (b) one-half percent (1/2%) of the amount of the Loan being prepaid.

“Prepayment Lockout Period” is defined in Section 2.3.

“Project” means an Eligible Project for which financing has been provided from the proceeds of a Loan.

“Project Borrower” means, for each Project, a special purpose entity meeting the requirements thereof as set forth in the Project Loan Documents, which is a borrower under the Project Loan Documents and which has, (a) if such Project Borrower is a limited liability company, as its sole member, the Company, and (b) if such Project Borrower is a limited partnership, as its sole limited partner, and as the sole member of its general partner, the Company.

“Project Closing” means the closing of an acquisition, financing or refinancing of a Project upon execution and delivery of all Project Loan Documents applicable thereto on the Project Closing Date.

“Project Closing Conditions” is defined in Section 3.1(e).

“Project Closing Date” is defined in Section 3.1(e).

“Project Debt” shall mean, for each Project, the outstanding principal amount set forth in, and evidenced by, this Agreement and the Project Loan Documents, together with all interest accrued and unpaid thereon and all other sums (and the Prepayment Fee, if any) due to Lender in respect of the Obligations under this Agreement or the Project Loan Documents.

“Project Loan Documents” means, for each Project, the documents and instruments evidencing or securing the Project Debt, and includes, but is not limited to, those documents and instruments substantially in the form of Exhibit D hereto.

“Project Loan Event of Default” means, for each Project, the occurrence of an Event of Default (as defined in the Project Loan Documents) under any of such Project’s Project Loan Documents.

“Project Review Request” is defined in Section 2.1 of this Agreement.

“Release Property” is defined in Section 3.4.

“Remaining Property” is defined in Section 3.4.

“Replaced Property” is defined in Section 3.3.

“Qualified Institutional Lender” or “Qualified Institutional Investor” shall mean any insurance company, bank, investment bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension fund advisory firm, mutual fund or other investment company, government entity or plan, “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (other than a broker/dealer), or real estate investment trust, in each case having at least $200,000,000 in capital/statutory surplus, shareholder’s equity or net worth, as applicable, and being experienced in making commercial real estate loans or otherwise investing in commercial real estate.  Any corporation, partnership, joint venture, limited liability company or trust created and controlled by any of the foregoing entities shall also be deemed a “Qualified Institutional Investor”.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which twenty percent (20%) or more of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or to control or direct the business and affairs of the relevant Person is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) which has as a general partner, manager, trustee or a managing member, the Person or a Subsidiary of the Person or (c) which is controlled by the Person or a Subsidiary of the Person.

“Substituted Property” is defined in Section 3.3.

“Termination Date” is defined in Section 3.2.

“Total Facility Amount” is defined in the Recitals of this Agreement.

“Transfer” is defined in Section 4.9.

"Treasury Rate" means the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the applicable Project Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading "U.S. Government Securities - Treasury Constant Maturities" for the date which is 5 Business Days prior to the date on which prepayment is being made.  If this rate is not available on such date, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity.  If the Treasury Rate is no longer published, Lender shall select a comparable rate.

1.2  Other Definitional Provisions»

.  References to “Sections”, “subsections”, “Exhibits,” “Schedules” and “subschedules” shall be to Sections, subsections, Exhibits, Schedules and subschedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document, and subject to such consents or approvals of Lender as may be required by the terms of this Agreement; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2

OPPORTUNITIES

2.1  Presenting Eligible Projects»

.  From time to time when Company desires to finance an Eligible Project, Company may, at its election, provide Lender with written notice thereof and request Lender to make a Loan with respect to such Eligible Project (“Project Review Request”), which written notice will include a statement that Company desires that the requested Loan be made pursuant to this Facility Agreement.  The Project Review Request shall include the items set forth on Exhibit A attached hereto.

2.2  Lender’s Response»

.  Lender shall endeavor within ten (10) Business Days after Lender’s receipt of a Project Review Request to provide written notice to Company (such written notice is the “Lender Notice”) that Lender, acting in Lender’s sole discretion, (i) declines to make a Loan for such Eligible Project, or (ii) approves the Eligible Project and desires to issue a mortgage loan application (each, a “Mortgage Loan Application”) for a Loan to be secured by such Eligible Project.  If Lender requires additional information relating to such Eligible Project and identifies such requested information in a written notice to Company, Company shall furnish such additional information as promptly as possible (and within five (5) Business Days after Lender’s receipt of such additional information, Lender shall provide written notice of its intent to either (a) decline to make a Loan for such Eligible Project, or (b) approve such Eligible Project, as set forth in the first sentence above).

2.3  Approved Project»

.  If Lender approves such Eligible Project as set forth in Section 2.2(ii) above (herein, an “Approved Project”), Lender shall issue a Mortgage Loan Application for such Approved Project within five (5) Business Days after delivery of the Lender Notice.  Company may, in its sole discretion, either submit or elect not to submit to Lender any such Mortgage Loan Application within the time periods set forth therein. If Company accepts any such Mortgage Loan Application then, subject to the terms and provisions of this Agreement and the Mortgage Loan Application (which shall include provisions allowing Lender to either accept or reject the Mortgage Loan Application), Lender, Company and the applicable Project Borrower shall proceed to finalize and enter into the Project Loan Documents for such Approved Project consistent with the terms and subject to the conditions set forth in this Agreement and the Project Loan Documents; provided, however, that if prior to the date the Project Loan Documents are entered into, Lender’s due diligence uncovers facts or circumstances which are inconsistent with the information in the Project Review Request or otherwise adversely affects the Eligible Project, Lender, by providing written notice to Company, can revoke its previous approval of such Eligible Project, in which event such Eligible Project shall no longer be an Approved Project.   Each Mortgage Loan Application issued pursuant to the first sentence of this Section 2.3 shall be on Lender’s then-current form and shall include, subject to the agreement of Company and Lender otherwise, the following provisions: (1) a Loan term of between 5 and 10 years, (2) interest only payments (no principal amortization) throughout the term of such Loan, (3) such Loan will be closed to prepayment for the first two (2) years of the term of such Loan (the “Prepayment Lockout Period”) and then will be prepayable in whole or in part upon payment of the Prepayment Fee, (4) a requirement that the applicable Project Borrower deliver to Lender a good faith deposit (the “Deposit”) equal 1% of the Loan Amount for a Loan with a term of five (5) years, 1.5% of the Loan Amount for a Loan with a term of seven (7) years, and 2% of the Loan Amount for a Loan with a term of ten (10) years, (5) a requirement that the applicable Project Borrower deliver to Lender a processing fee equal to $25,000, which processing fee shall be non-refundable in all circumstances, (6) the ability of the applicable Project Borrower to enter into leases without the prior approval of Lender so long as (i) such lease is for the lesser of 40,000 square feet or 15% of the total building square footage, (ii) such lease otherwise contains then market terms and conditions, (iii) such lease on the Project Borrower’s standard lease form, which standard form has been approved by Lender, (iv) such lease does not include any obligation of the landlord to perform or pay for tenant improvements other than any initial build-out of the tenant space, and (v) such lease does not contain any purchase options, and (7) such other terms and conditions as Lender may require with respect to the subject Loan.   Each Mortgage Loan Application will provide that in the event that (i) a proposed Loan will constitute purchase money financing being obtained in connection with the acquisition of an Eligible Project by Company or a Project Borrower, and (ii) if for any reason the intended acquisition fails to close, Lender will, upon Lender’s receipt of a written certification from Company that none of the Company, any Project Borrower or any Hines Affiliate controlled by Hines REIT will purchase or attempt to purchase such Eligible Project for a period of six (6) months after any such failure of the intended acquisition’s closing, promptly return to Company or Project Borrower, as applicable, the Deposit less any out of pocket expenses incurred by Lender with respect to such proposed Loan.   »

2.4  Conditions to Loans»

.  For each Approved Project, it shall be a condition precedent to the disbursement of any portion of the Loan for such Approved Project that (i) all Project Loan Documents be completed in a form similar to those attached hereto as Exhibit D (it being understood that the documents attached as Exhibit D are specific to a particular Loan and that the contents of such documents will change for each subsequent Loan to reflect the specific provisions of each such subsequent Loan, as such specific provisions will be more particularly set forth in the Mortgage Loan Application and pursuant to the agreement of Company and Lender), subject to  and otherwise in a manner consistent with the Project Review Request as approved by Lender and the Mortgage Loan Application for such Loan, and (ii) all deliveries and approvals required by Section 3.1(e) below be received and obtained.

SECTION 3

AMOUNTS AND TERMS OF LOANS

3.1  Loans»

.  Any Loan repaid or prepaid, in whole or in part, may not be re-borrowed by the applicable Project Borrower of such Loan or by any other Project Borrower.  In addition to the foregoing, the Loans for each Approved Project shall be made upon the following terms and conditions:

(a)  Lender will advance the Loan proceeds in accordance with this Agreement, the Mortgage Loan Application and the applicable Project Loan Documents upon request of the Project Borrower.

(b)  The maximum principal amount that Lender will be required to lend pursuant to this Agreement and all Project Loan Documents shall not exceed the Total Facility Amount in the aggregate.  For each Approved Project, and subject to Section 2.3 above, Lender shall lend up to the Loan Amount.

(c)  The interest rate for each Loan shall be at the rate set forth in the Mortgage Loan Application for such Loan.

(d)  Each Loan shall be evidenced, governed and secured by the Project Loan Documents. The Project Loan Documents shall be consistent with the provisions of this Agreement, consistent with the Mortgage Loan Application, consistent with the agreed upon forms attached as Exhibit D (as the same may be modified to reflect any state-specific provisions recommended by Lender’s local counsel and particular terms and agreements for the applicable Loan as set out in the Mortgage Loan Application), and otherwise on terms and conditions satisfactory to the Lender and the Company.

(e)  Lender’s obligation to close any Loan is subject to satisfaction of the conditions set forth on Exhibit E attached hereto (the “ProjectClosing Conditions”), as modified from time to time to reflect Lender’s then-current requirements and to reflect specific requirements of the applicable Mortgage Loan Application.  Each of the Project Closing Conditions is for the sole and exclusive benefit of Lender and may be waived by Lender, in its sole and absolute discretion from time to time, for any or no reason.  The waiver of any Closing Conditions as to any particular Loan shall not obligate Lender to waive any Closing Conditions for any other Loan and shall not establish a custom or course of dealing.  The date on which the closing of a Loan for a particular Approved Project occurs is sometimes referred to herein as the “ProjectClosing Date”.

(f)  Each Loan is and will be cross-defaulted and cross-collateralized with all other Loans made by Lender pursuant to this Agreement.  Accordingly, the Loan for each Project will be secured by, and the Project Loan Documents for each Loan will provide for (i) a first priority lien, subject only to Permitted Encumbrances, over all assets of every Project Borrower; and (ii) a first priority pledge of 100% of the equity interests in every Project Borrower.  Notwithstanding the foregoing, it is agreed by Lender and Company that, if required by applicable State laws governing the payment of mortgage and recordation taxes, a Loan for a particular Approved Project would require that mortgage tax be paid on the Maximum Facility Amount or any other amount in excess of the Loan Amount for such Approved Project, the parties agree that in such case the mortgage encumbering such Approved Project shall secure only the Loan Amount for such Approved Project (and shall not be cross-collateralized with every other Loan), but in all events the pledge of equity in such Project Borrower shall secure each and every Loan and each and every Loan shall be, in all cases, cross-defaulted to each and every other Loan.

(g)  Any other debt incurred by a Project Borrower will be subordinated in every respect to the Loans.

(h)  The Loans shall be repaid as set forth in the Project Loan Documents.

3.2  Termination of Funding Obligations»

.  The obligation of the Lender to enter into any new Project Loan Documents pursuant to this Agreement shall terminate on the date (“Termination Date”) that is the earliest to occur of (a) the occurrence of an Event of Default, or (b) the second (2nd) anniversary of the date of this Agreement, or (c) the date the total of all Loans, whether funded or not and whether repaid or not, equals the Total Facility Amount.

3.3  Right of Substitution.  Company shall have the right, exercisable from time to time, to substitute different individually subdivided properties (the “Substituted Property”) for one of the Projects that is subject to this Agreement and a Loan (each Project released from the lien of a Mortgage pursuant to this Section 3.3 is referred to herein as, a “Replaced Property”), provided, that:

(i)  Company shall pay a processing fee of one quarter of one percent (0.25%) of the Allocated Loan Amount for the Replaced Property;

(ii)  giving effect to the potential substitution, the Debt Service Coverage Ratio of the Loans for the immediately succeeding twelve (12) month period, including the Substituted Property, shall be no less than 1.60 to 1;

(iii)  giving effect to the potential substitution, the Loan to Value Ratio of the Loans, including the Substituted Property, shall be no greater than fifty-five percent (55%);

(iv)  Lender has the right, in its sole discretion, to reject any Substituted Property based on value, environmental condition, market, location, product type, governmental restrictions, condition of improvements, the rent rolls, tenants, and terms of the leases of tenants remaining after the substitution;

(v)  No such right of substitution shall be available to Company if an Event of Default shall exist at such time;

(vi)  Each Substituted Property shall be composed of one or more separately subdivided lots and tax parcels and neither the operation of, or any rights enjoyed by, the other Projects shall be affected by the release of the Replaced Property;

(vii)  Each Substituted Property must meet Lender’s due diligence requirements which are in effect at the time of the proposed substitution and which would be similar in nature and scope to the closing conditions set forth on Exhibit E, as the same may be modified to reflect any requirements specific to the Substituted Property;

(viii)  Simultaneous with the release of a Replaced Property, Company shall transfer and assign 100% of the interests of the Company in the entity that owns the Replaced Property to an entity that is not a Subsidiary of Company; and

(ix)  The Company or the Project Borrower shall be solely responsible for all costs, including, but not limited to, attorneys’ fees or fees related to appraisers, engineers, architects and counsel, in connection with any such substitution or substitutions.

Upon satisfaction of the foregoing conditions Lender shall deliver to Company and the applicable Project Borrowers sufficient releases of lien, satisfactions or reconveyances of mortgages, UCC-3 Terminations and such other documents as may be required to effectively release the Replaced Property from the Project Loan Documents and sufficient UCC-3 Terminations and other release documents to terminate the pledges by Company in such Project Borrowers (and any applicable Subsidiaries of Company which own interests in such Project Borrowers).

3.4  Partial Release.  Provided the Prepayment Lockout Period has expired for the Loan selected by the Company for prepayment, Company shall have the right, exercisable from time to time, to release all (but not less than all) of a Project from the lien of the Mortgage encumbering such Project (such Project is a “Release Property”) upon the following terms and conditions:

(i)  Company shall pay (1) one hundred ten percent (110%) (which percentage shall be adjusted, up or down, in the event that there are at least three (3) Project Loans entered into pursuant to this Agreement, such that the amount required to be prepaid will be the amount necessary to cause the Projects remaining after release of the Release Property to satisfy the Loan to Value Ratio set forth in clause (iv) below) of the Allocated Loan Amount for the Release Property, (2) the required Prepayment Fee and (3) a processing fee equal to $10,000;

(ii)  no Event of Default shall have occurred and be continuing;

(iii)  giving effect to the potential release, the Debt Service Coverage Ratio for the immediately succeeding twelve (12) month period of the balance of the Project remaining after the release of the Release Property (the “Remaining Property”) shall be no less than 1.60 to 1;

(iv)  giving effect to the potential release, the Loan to Value Ratio of the Remaining Property shall not be greater than fifty-five percent (55%) as determined by Lender in its reasonable discretion;

(v)  for the Remaining Property, the rent rolls, tenants, and terms of the leases must be satisfactory to Lender in its sole discretion;

(vi)  simultaneous with the release of the Release Property, Company shall transfer and assign 100% of the Company’s interests in the entity that owns the Release Property to an entity that is not a Subsidiary of Company; and

(vii)  Company or the Project Borrower shall pay all costs and expenses incurred by Lender in connection with any release permitted by this Section 3.4, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

To satisfy the requirements of Sections 3.3 and 3.4, Company may, or may cause the applicable Project Borrower(s) to, make a partial prepayment of one or more of the Loans, as so elected by Company and so long as any such Loan is not then subject to a Prepayment Lockout Period, together with the applicable portion of the Prepayment Fee then due and payable, in an amount not in excess of the amount required to satisfy the requirements set forth in Section 3.3 or 3.4, as applicable.  No release of a Release Property or a Replaced Property shall release the Company or the applicable Project Borrower from its obligations under the Loan Documents or this Agreement with respect to events arising or occurring prior to the date of any release permitted pursuant to Section 3.3 or 3.4 above.

Upon satisfaction of the foregoing conditions Lender shall deliver to Company and the applicable Project Borrowers the applicable Project Note marked “Cancelled” and “Paid in Full” to the extent the same has been paid in full, together with sufficient releases of lien, satisfactions or reconveyances of mortgages, UCC-3 Terminations and such other documents as may be required to effectively release the Released Property from the Project Loan Documents and sufficient UCC-3 Terminations and other release documents to terminate the pledges by Company in such Project Borrowers (and any applicable Subsidiaries of Company which own interests in such Project Borrowers).

3.5  Obligations.  Each of Lender and Company acknowledge and agree that, notwithstanding that there are separate Loans made from time to time pursuant to the terms of this Agreement, and that separate Notes evidence each such Loan, the Obligations, consisting of, among other things, each and every Loan and each and all Project Debt, constitute a single indebtedness secured by each and every Project and the equity interests in each and every Project Borrower.

SECTION 4

COVENANTS

Company covenants and agrees that until payment in full of all Obligations, Company shall perform and comply with, and shall cause each of the Project Borrowers to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1  Financial Covenants»

(A)  .

(A)           Loan to Value Ratio.  At all times while there exist three (3) or more Project Loans, including, without limitation, both before and after any substitution of or release of any Project pursuant to the terms of this Agreement, the Loan to Value Ratio shall be not greater than 55%.

(B)           Debt Service Coverage Ratio.  At all times while there exist three (3) or more Project Loans, including, without limitation, both before and after any substitution of or release of any Project pursuant to the terms of this Agreement, the Debt Service Coverage Ratio shall be not less than 1.60 to 1.00.

(C)           Compliance Certificates.  Company shall, within one hundred twenty (120) days after the end of each calendar year, deliver to Lender a certificate from a duly appointed and authorized officer of the Company, certifying to Lender that Company is in compliance with the covenants set forth in subsections (A) and (B) above, which certificate shall set forth, in form and substance reasonably acceptable to Lender, sufficient backup materials and financial statements to provide evidence of the calculation and satisfaction of such covenant.

(D)           Breach.  If at any time while there exist three (3) or more Project Loans, based on a compliance certificate or Lender’s review and recalculation of the information set forth therein, Lender determines that Company is in breach of either of the covenants set forth in subsections (A) or (B) above, Lender may, at Lender’s election, demand by written notice to Company that Company or the applicable Project Borrower (i) make a principal repayment of one or more Loans selected by Company (so long as such Loans are not then subject to a Prepayment Lockout Period), together with the applicable portion of the Prepayment Fee, to Lender in such amount as is necessary to cause the covenant set forth in subsection (A) or (B) above, as applicable, to be at the levels required by this Agreement, or (ii) provide to Lender additional collateral (which may be one or more additional Eligible Projects) in form and substance, and with a value, acceptable to Lender in Lender’s sole discretion.  Any failure by Company to make such payment or deliver such additional collateral within thirty (30) days after Lender’s written demand shall constitute an immediate Event of Default.

4.2  Indebtedness»

Section 1.01                                  .  Company shall not, and shall not, except as otherwise permitted by the Project Loan Documents, permit the Project Borrowers to, (i) without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for the Loans, (ii) obtain any financing in addition to the Loans that is secured by a lien, security interest or other encumbrance of any part of the Project, or (iii) grant or permit any pledge or other similar encumbrance of a partnership, member, shareholder or other beneficial interest in Company or any Project Borrower.  The foregoing covenants shall not be deemed to prohibit a pledge (the “Credit Facility Pledge”) of the direct ownership interests in Company which Credit Facility Pledge secures (x) a Credit Agreement in the original principal amount of $250,000,000, which may be increased to $350,000,000, dated as of September 9, 2005 (as the same has been and may hereafter be amended, the “Credit Agreement”) between Hines REIT Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), and KeyBank National Association, a national banking association (“KeyBank”), as Administrative Agent, and the lending institutions party to or as may become parties to the Credit Agreement, as supplemented, amended, extended or renewed on substantially similar economic and material business terms from time to time, or (y) any refinancing or replacement thereof on substantially similar economic and material business terms provided by KeyBank or any other Qualified Institutional Lender,  provided that in no case shall the Credit Agreement shall be secured by a lien, pledge or security interest or other encumbrance of any part of any direct interest in any Project Borrower, any other Subsidiary of Company or any Project.

4.3  Subsidiaries»

.  Company shall not establish any new Subsidiaries that are not directly or indirectly holders of equity interests in Project Borrowers which equity interests have been pledged and a security interest therein granted to Lender.

4.4  Financial Statements and Other Reports»

.  Company shall keep adequate books and records of account in accordance with GAAP or in accordance with other methods  acceptable to Lender in its reasonable discretion, consistently applied and furnish to Lender:

(a)  Financial Statements.  Within one hundred twenty (120) days after the end of each calendar year, Company shall provide to Lender true and complete annual unaudited consolidated financial statements for Company prepared in accordance with GAAP.  Such financial statements shall (x) be prepared by Company and certified by an officer of Company or Hines REIT and (y) include a balance sheet as of the end of such year and profit and loss statements for such year, with such detailed supporting schedules covering the Company’s operation as Lender shall reasonably require.  Company shall also provide such other financial information as Lender may, from time to time, reasonably request certified (if requested by Lender) by the applicable chief financial officer, controller (or similar position) of Company or Hines REIT.

(b)  Electronic Format.  Company will provide to Lender a copy of any reports, notices, statements or other deliveries required pursuant to this Section 4.4 in an electronic format reasonably satisfactory to Lender.

4.5  Existence; Qualification»

.  Company will, and Company will cause each Project Borrower at all times to preserve and keep in full force and effect its existence, and all rights and franchises material to its respective business.  Company will continue, and will cause each Project Borrower to continue, to be qualified in all jurisdictions in which it is required to qualify.

4.6  Omitted.

4.7  Inspection; Lender Meeting»

.  Company shall, upon request from Lender, permit (and cause to be permitted) Lender’s designated representatives to (a) visit, examine, audit, photograph and inspect each Approved Project, (b) examine, audit, inspect, copy, duplicate and abstract Company’s financial, accounting and other books and records, and (c) discuss Company’s and each Project Borrower’s affairs, finances and business with Company’s officers, senior management, representatives, independent public accountants and agents.  Company shall cause its books and records to be maintained at Company’s principal offices located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056.  Company will not change its principal offices or the location where its books and records are kept without giving at least thirty (30) days’ advance notice to Lender.  Company shall pay Lender’s costs and expenses incurred in connection with such audit if an Event of Default has occurred or if any audit reveals any material discrepancy, in Lender’s reasonable judgment, in the financial information provided by Company.  All audits, inspections and reports shall be made for the sole benefit of Lender.  Neither Lender nor Lender’s auditors, inspectors, representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports.  Company will not rely upon any of such audits, inspections or reports.  The performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of the Loans Documents.  Company shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

4.8  Further Assurances»

.  Company shall, from time to time, at its sole cost and expense, execute and/or deliver, or cause execution and/or delivery of, such documents, agreements and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents.  Company shall, at Company’s sole cost and expense: (i) upon Lender’s request therefore given from time to time (but not more frequently than once per calendar year unless an Event of Default then exists) pay for (a) current reports of Uniform Commercial Code, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Company, and (b) current good standing and existence certificates with respect to Company; and (ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations, as Lender may require in Lender’s reasonable discretion.  Company shall promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by this Agreement and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created under the Loan Documents or to enable Lender to exercise and enforce their rights and remedies hereunder, in respect of the Collateral.

4.9  Restriction on Fundamental Changes»

(a)  .  The Company will not: (a) amend, modify or waive in any material respect any term or provision of its Organizational Documents, (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (c) acquire by purchase or otherwise all or any part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person except purchases of Projects through Subsidiaries and purchases of the equity interests in special purpose entities that own Projects.  Notwithstanding anything to the contrary in the Project Loan Documents, Company shall not, and shall not permit any Project Borrower to, cause or permit, directly or indirectly, (i) any part of any Project or any interest in any Project, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of, or (ii) any change in the individual(s) comprising, or in the partners, or stockholders, or members or beneficiaries of, or the constituent entities owning, directly or indirectly, interests in Company or any Project Borrower, or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Company or any of the general partners or members of Company, including, without limitation, any conversion of the Company or any member or general partner of Company to a limited partnership, a limited liability partnership or a limited liability company (collectively, “Transfers”).  Notwithstanding the foregoing, the prohibitions set forth above will not apply to transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either or to trusts for the benefit of such family members.  Company shall pay all costs and expenses, including reasonable attorneys fees and disbursements, incurred by Lender in connection with any transfer.

Notwithstanding the foregoing or anything in the Project Loan Documents to the contrary, the prohibitions on Transfers shall not be applicable to the transfer of all of the direct or indirect ownership interests in Company pursuant to the Credit Facility Pledge as the result of a default under the Credit Agreement so long as the transferee is a Qualified Institutional Investor and so long as Company pays to Lender all out of pocket costs and expenses incurred by Lender in connection with any proposed Transfer pursuant to the preceding, including without limitation, reasonable attorneys’ fees and costs.

Further, notwithstanding anything contained herein or in the Project Loan Documents and provided there is no Event of Default as of the time of the Transfer, the following Transfers done at Company’s sole cost and expense shall be deemed “Permitted Transfers” and shall not require Lender’s prior written approval;

(i)
Any assignments or transfers of interests among, between, to or from Hines Affiliates so long as (a) Hines Affiliates continue to control, directly or indirectly, the management and operations of  the investment advisor of Hines REIT, (b) Hines REIT continues to be the general partner of and retains management and operational control of the Operating Partnership, and (c) Operating Partnership continues to own, directly or indirectly, all of the partnership interests in Company and retains management and operational control of the Company, Project Borrowers and the Projects;

(ii)
Any assignments, transfers, pledges, encumbrances, hypothecations or redemptions of limited partnership interests, or issuance of new limited partnership interests, in Operating Partnership, so long as (a) Hines Affiliates continue to control, directly or indirectly, the management and operation of the investment advisor of Hines REIT, and (b) Hines REIT continues to be the general partner of and retains management and operational control of Operating Partnership;

(iii)
Any assignments, transfers, pledges, encumbrances, hypothecations, redemptions of shares, stock or other interests, or issuance of new shares, stock, or other interests, in Hines REIT so long as a Hines Affiliate continues to control, directly or indirectly, the management and operation of the investment advisor of Hines REIT; and

(iv)
Any assignments, transfers, pledges, encumbrances, hypothecations, redemptions of shares, stock, partnership, membership or other interests, or issuance of new shares, stock, partnership, membership or other interests in any direct or indirect owner or holder of beneficial interests in Hines REIT or in Operating Partnership so long as clauses (a), (b) and (c) of subparagraph (i) above are satisfied.

4.10  Use of Lender’s Name»

.  Company shall not use the names of Lender or any of Lender’s Subsidiaries or Affiliates in connection with the marketing, leasing, use and operation of any Approved Project.  Company shall not disclose or permit any Affiliate, officer, director, partner, manager, member or employee of Company to disclose any of the terms and conditions of this Agreement or any Loan to any Person except (a) to the extent disclosed in the Loan Documents recorded by Lender, (b) to the extent such disclosure is required pursuant to the Loan Documents or applicable legal process, (c) to its accountants, consultants and advisors, (d) to its other lenders, (e) to the Company’s officers, directors and partners or (f) to the extent Lender consents to such disclosure.  Notwithstanding the foregoing, Company (its Affiliates or any entity advised by any Hines Affiliate) shall be permitted to disclose this transaction and/or the terms of this transaction as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body.

4.11  No Subsidiaries»

.  Company shall not create or own any Subsidiaries other than Project Borrowers or other entities wholly-owned by Company, which entities together with Company, own 100% of the interests in Project Borrowers.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Company represents and warrants to, and agrees with, Lender that the following statements are true, correct and complete in all respects.

5.1  Organization, Powers, Capitalization, Good Standing, Binding Obligations, etc.

(a)  Organization and Powers.  Company is a validly existing limited liability company and in good standing under the laws of its jurisdiction of organization and is qualified to do business in all states where such qualification is required.  Company has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to incur and perform the Obligations, to execute, deliver and perform the Loan Documents and to grant liens and security interests in the Collateral.  The organizational chart attached hereto as Schedule 5.1(A) correctly identifies as of the date hereof each Person directly owning the ownership interests in the Company and each of its Subsidiaries, including each Project Borrower.

(b)  Binding Obligation.  This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the Company and each of its Subsidiaries including every Project Borrower which is a party thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditor’s rights generally and (ii) the powers of the courts to grant, in their discretion, specific performance and injunctive relief.

5.2  Solvency»

.  Company:  (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount required to pay the probable liabilities of its existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

5.3  Brokers»

.  Company hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except Churchill Capital, whose commission shall be borne solely by Company.

5.4  Other Project Financings»

.  There has been no acceleration of any debt or other obligation under any loan agreement or other document, instrument or agreement relating to any loan or extension of credit to Company or any of the Company’s Subsidiaries.

SECTION 6

DEFAULT, RIGHTS AND REMEDIES

6.1  Facility Event of Default»

.  “Event of Default” means the occurrence or existence of any one or more of the following:

(a)  Breach of Certain Provisions.  A failure of the Company to perform or comply with any covenant contained in Sections 4.1(D), 4.2, or 4.9; or

(b)  Representations and Warranties.  If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents by Company, or by any person or entity otherwise liable under any Loan Document shall be materially false or misleading (provided, however, if Company or such person or entity, as applicable, in good faith believed such warranty, representation, certification, financial statement or other information to be true in all material respects when made, then, to the extent such warranty, representation, certification or financial statement is curable, Company shall have ten (10) days after receipt of written notice from Lender that such warranty, representation, certification, financial statement or other information is materially false or misleading in which to take and complete such action as is required so that such warranty, representation, certification, financial statement or other information is true and correct in all material respects as of the end of such 10-day period); or

(c)  Other Defaults Under Loan Documents.  The failure of Company to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document, for a period of more than thirty (30) days after receipt of notice of such failure (or, if applicable, for such shorter period as is expressly provided in such documents prior to the occurrence of an Event of Default); provided, however, if such failure cannot be cured within such 30-day period (and if such default is not a monetary default), Company shall have such additional period of time as shall be reasonably necessary to effect the cure thereof provided Company promptly institutes the appropriate curative action within such 30-day period and diligently pursues same, but in no event more than sixty (60) days (including the original 30-day period) in the aggregate; or

(d)  Involuntary Bankruptcy; Appointment of Receiver, etc. The filing by Company of a voluntary petition or application for relief in bankruptcy, the filing against Company of an involuntary petition or application for relief in bankruptcy which is not dismissed within one hundred twenty (120) days, or Company’s adjudication as a bankrupt or insolvent, or the filing by Company of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or Company’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of Company, or the making by Company of any general assignment for the benefit of creditors, or the admission in writing by Company of its inability to pay its debts generally as they become due;

(e)  Dissolution.  Any order, judgment or decree is entered against Company decreeing the dissolution or split up of Company and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

(f)  Injunction.  Either (i) Company is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business relating to the Project Borrowers and such order continues for more than thirty (30) days; or (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Company from performing any of their obligations under this Agreement or any of the other Loan Documents; or

(g)  Invalidity of Loan Documents.  Any of the Loan Documents to which the Company or a Project Borrower is a party for any reason, other than a partial or full release in accordance with the terms of the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or Company or any Project Borrower denies that it has any further liability (other than a good faith dispute as to the amount of any balance due) under any Loan Documents to which it is party, or gives notice to such effect; or

(h)  Project Loan Default.  The occurrence of a Project Loan Event of Default.

6.2  Acceleration and Remedies»

.  Upon the occurrence of any Event of Default specified in Sections 6.1(d), or 6.1(h), payment of all Obligations shall be accelerated without notice, presentment, demand, protest or notice of protest and shall be immediately due and payable and, in addition, Lender may in addition to any other rights and remedies available to Lender at law or in equity or under any other Loan Documents, exercise one of more of the following rights and remedies as it, in its sole discretion, deems necessary or advisable.  Upon the occurrence of any Event of Default (other than Facility Events of Default specified in Sections 6.1(d), and 6.1(h)), Lender, in addition to any other rights or remedies available to Lender at law or in equity, or under any of the other Loan Documents, may exercise any one or more of the following rights and remedies as it, in its sole discretion, deems necessary or desirable:

(a)  Acceleration.  Declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including all monies advanced under this Agreement and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon and all other amounts then owing (including any default interest, exit fees, or prepayment premium owed as a result of such acceleration).  If payment of the Obligations is accelerated, Lender may, in its sole discretion, exercise all rights and remedies hereunder and under the other Loan Documents at law, in equity or otherwise.

(b)  No Further Obligations.  Terminate Lender’s obligations under this Agreement and all Project Loan Documents.

(c)  Injunctive Relief.  Institute appropriate proceedings for injunctive relief (including specific performance of the obligations of Company).

(d)  Project Loan Documents.  Exercise Lender’s rights and remedies under any or all Project Loan Documents.

6.3  Remedies Cumulative; Waivers; Reasonable Charges»

.  All of the remedies given to Lender in the Loan Documents or otherwise available at law or in equity to Lender shall be cumulative and, subject to applicable law, may be exercised separately, successively or concurrently.  Failure to exercise any one of the remedies herein provided shall not constitute a waiver thereof by Lender, nor, subject to applicable law, shall the use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies vested in Lender by the Loan Documents or at law or in equity.  To be effective, any waiver by Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default.  It is agreed that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the default rates, the late charges, the exit fees, the origination fees and the prepayment premiums are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) the default rates, the late charges, the exit fees, the origination fees and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) the default rates, late charges, the exit fees, the origination fees, prepayment premiums, and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

SECTION 7

ASSIGNMENT AND PARTICIPATION

(a)  Lender may sell, transfer or assign its entire interest or one or more participation interests in this Agreement, and, individually or collectively, the Loans and the Project Loan Documents, at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan.  Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Project Loan Documents with a trust that may issue securities (the “Securities”). Lender may forward to each prospective purchaser, transferee, assignee, servicer, participant, investor in such Securities (collectively, the “Investor”) or any rating agency rating such Securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loans and to the Company, Project Borrowers and the Projects, whether furnished by the Company, the Project Borrowers or otherwise, as Lender determines necessary or desirable, and Lender will obtain from each receiving party a confidentiality agreement pursuant to which such party agrees to use confidential information about the Projects only for evaluating the prospective transaction for which Lender provides the information.

(b)  The Company will, and will cause the applicable Project Borrowers to, cooperate with Lender, at no out-of-pocket expense to Company or the Project Borrowers, in furnishing such information and providing such other assistance, reports and legal opinions as Lender may reasonably request in connection with any such transaction.  In addition, Company acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loans, or potential participants in the Loans, on a confidential basis, originals or copies of the Project Loan Documents, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Project Loan Documents, with respect to the Loans, Company, the Project Borrowers or the Projects.  Company, at no out-of-pocket expense to Company or the Project Borrowers, shall also furnish to such Investors or such prospective Investors or such rating agency, on a confidential basis, any and all information concerning the Projects, the Leases, the financial condition of the Company and the Project Borrowers as may be reasonably requested by Lender, any Investor or any prospective Investor or any rating agency in connection with any sale, transfer or participation interest.

SECTION 8

MISCELLANEOUS

8.1  Miscellaneous»

.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship between Lender and Company other than the contractual relationship set forth in the Agreement, any relationship between a Project Borrower and Lender (other than that of debtor and creditor) or any fiduciary duty by Lender to Company or any other Person.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of loyalty, duty of care or any other duty to Company.  By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect hereto or thereto by Lender.  Company acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Company or any Project Borrower.  Section or Paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement.  This Agreement is made for the sole benefit of Company and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.  This Agreement embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.  This Agreement and the Project Loan Documents and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

8.2  Indemnity»

.  Company agrees to indemnify, pay, defend and hold Lender, its officers, directors, members, partners, shareholders, participants, beneficiaries, trustees, employees, agents, successors and assigns, any subsequent holder of any Loan, any trustee, fiscal agent, servicer, underwriter and placement agent (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, based upon any third party claims against such Indemnitees in any manner related to or arising out of any breach by Company of any representation, warranty, covenant, or other agreement contained in this Agreement.  To the extent that the undertaking to indemnify, pay, defend and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.  If any such action or other proceeding shall be brought against Lender, upon written notice from Company to Lender (given reasonably promptly following Lender’s notice to Company of such action or proceeding), Company shall be entitled to assume the defense thereof, at Company’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Company expressly retains.  Notwithstanding the foregoing, each Indemnitee shall, following notice to and consultation with Company, have the right to employ separate counsel at Company’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnitee and Company that would make such separate representation advisable.  Company shall have no obligation to indemnify an Indemnitee for damage or loss resulting from such Indemnitee’s gross negligence or willful misconduct as determined by order of a court of competent jurisdiction that has become final by virtue of appeal or lapse of time for appeal.

8.3  Amendments and Waivers»

.  No amendment, modification, termination (other than termination as expressly provided elsewhere in this Agreement) or waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Lender (and, with respect to any such amendment, termination or modification, unless also signed by Company).

8.4  Notices»

.  Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth on Schedule 8.4 or to such other address as the party addressed shall have previously designated by written notice to the serving party and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid.  Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours.

8.5  Applicable Law»

.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.6  Successors and Assigns»

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Company may not assign its rights or obligations hereunder without the written consent of Lender.

8.7  Consent to Jurisdiction and Service of Process»

.  COMPANY AND LENDER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.  COMPANY AND LENDER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

8.8  Waiver of Jury Trial»

.  COMPANY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND RELATIONSHIP THAT IS BEING ESTABLISHED.  COMPANY AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF COMPANY OR LENDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  COMPANY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  COMPANY AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY LOAN.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.9  Publicity»

.  Lender and Company may refer, in their sole discretion, but with the consent of the other, such consent not to be unreasonably withheld, delayed or conditioned, to any one or more of the Loans and the Projects in tombstone advertisements, offering memoranda in connection with Securitizations, press releases and reports to investors and Lender may, in its sole discretion, but with the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned, obtain and distribute photographic and other descriptions and depictions of the Projects.  No consent shall be required with regard to disclosures required pursuant to applicable law.  Notwithstanding the foregoing, Company (its Affiliates or any entity advised by any Hines Affiliate) shall be permitted to disclose this transaction and/or the terms of this transaction as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body.

8.10  Brokerage Claims»

.  Company shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Lender or any Person, in connection with the Agreement and any Approved Project, provided such claim is made by or arises through or under Company or is based in whole or in part upon alleged acts or omissions of Company.  Lender shall protect, defend, indemnify and hold Company harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Company or any other Person in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Lender or is based in whole or in part upon alleged acts or omissions of Lender.

8.11  No Fiduciary Relationship; Limited Liability»

.  No provision in the Loan Documents or Project Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Company by Lender.  Company agrees that Lender shall not have liability to Company (whether sounding in tort, contract or otherwise) for losses suffered by Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a court of competent jurisdiction.

8.12  Expenses»

.  Company shall promptly pay, or cause payment of, all fees, costs and expenses (including reasonable attorneys’ fees and expenses and the documented, allocated cost of internal legal staff) incurred by Lender in connection with any matters contemplated by or arising out of this Agreement, the Obligations, the Loans, the Loan Documents, or any of the Project Loan Documents in connection with the examination, review, due diligence investigation, documentation, negotiation, and closing with Lender (but not including syndication or securitization of the transactions contemplated herein) and in connection with the continued administration of this Agreement, the Loan Documents and Project Loan Documents including any amendments, modifications, consents and waivers.  Unless incurred in connection with, or arising out of, a securitization or syndication, Company shall promptly pay, or cause payment of, reasonable documentation charges assessed by Lender for amendments, waivers, consents and any of the documentation prepared by Lender’s attorneys and internal legal staff.  Company shall promptly pay, or cause payment of, all fees, costs and expenses (including attorneys’ fees and expenses and the allocated cost of internal legal staff) incurred by Lender in connection with any action to enforce any Loan Document or to collect any payments due from the Company or Project Borrowers.

8.13  Construction»

.  Company and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by Company and Lender.

8.14  Failure or Indulgence Not Waiver.  No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.15  Other»

.  THE RIGHTS AND OBLIGATIONS OF COMPANY AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND COMPANY CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.16  Non-Recourse.  Notwithstanding anything contained herein, Company’s liability hereunder shall at all times be limited to the Collateral and Company’s direct and indirect ownership and interests therein, and in no event shall Company or any other direct or indirect partner, member, shareholder, constituent or other beneficial owner of Company have any personal liability hereunder or thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Witness the due execution of this Loan Facility Agreement by the respective duly authorized officers of the undersigned as of the date first written above.

COMPANY:

HINES REIT 2007 FACILITY HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

LENDER:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:
Name:
Title:

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Project Review Request Deliveries
Exhibit B	Initial Company Guaranty
Exhibit C	Form Company Guaranty
Exhibit D	Form of Project Loan Documents
Exhibit E	Project Closing Conditions
Schedule 5.1(A)	Organizational Chart
Schedule 8.4	Notice Addresses

Schedule 5.1(A)

Organizational Chart

See Attached.

Schedule 8.4

If to Company:	Hines REIT 2007 Facility Holdings LLC 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056 Attention: Charles Hazen Facsimile: (713) 966-7851
copy to:	Hines REIT 2007 Facility Holdings LLC c/o Hines Interests Limited Partnership 2800 Post Oak Boulevard, Suite 5000 Houston, Texas 77056 Attention: Jason Maxwell Facsimile: (713) 966-2075
copy to:	Baker Botts, L.L.P. 2001 Ross Avenue Suite 600 Dallas, Texas 75201-2980 Attention: Joel M. Overton, Jr. Facsimile: (214) 661-4938

If to Lender:	Metropolitan Life Insurance Company 10 Park Avenue Morristown, New Jersey 07962 Attention: Senior Vice President, Real Estate Investments Facsimile: (973) 355-4460
copy to:	Metropolitan Life Insurance Company 125 S. Wacker Chicago, Illinois 60606 Attention: Director, Mortgage Portfolio Services Facsimile: (312) ____-______

And:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attention: Gregory P.L. Pierce, Esq. 255690-512 Telecopy: (312) 577-8218

EXHIBIT A

Project Review Request Deliveries

The Investment Summary prepared for and submitted to Company’s Investment Committee, which shall contain an executive summary of the financing request, an Argus report, a rent roll, 10-year projections, a market analysis, sales comparables (to the extent available), detailed project description, stacking plan/site plan, major tenant detail (to the extent available), rent comparables (to the extent available), sources and uses of funds statement, and photos/aerials/maps (to the extent available) for the Eligible Project.
EXHIBIT B

Initial Company Guaranty.

See Form Attached Hereto
EXHIBIT C

Form Company Guaranty

See Form Attached Hereto.
EXHIBIT D

Project Loan Documents
EXHIBIT E

Project Closing Conditions